EXHIBIT 3.1

COMMON STOCK AND WARRANT
PURCHASE AGREEMENT

for the purchase of up to
31,405,304 Shares of Common Stock
and Warrants to Purchase 6,281,062 Shares of Common Stock

of

ADS MEDIA GROUP, INC.

June 16, 2006

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1

1.1	Certain Definitions	1
1.2	Accounting Principles	4
1.3	Other Definitional Provisions; Construction	5

ARTICLE 2 ISSUE AND SALE OF COMMON STOCK AND WARRANTS	5

2.1	Authorization and Issuance of the Common Stock and Warrants	5
2.2	Sale and Purchase	5
2.3	The Closing	5

ARTICLE 3 CONDITIONS	6

3.1	Conditions to Purchase of Securities	6

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PRINCIPAL SHAREHOLDERS	7

4.1	Representations and Warranties of the Company and Principal Shareholders	7
4.2	Absolute Reliance on the Representations and Warranties	13

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	13

5.1	Purchase Entirely for Its Own Account	13
5.2	Disclosure of Information	13
5.3	Accredited and Sophisticated Investor; Investment Experience	14
5.4	Restricted Securities	14
5.5	Legends	14
5.6	Survival of Purchaser Representations	14

ARTICLE 6 COVENANTS	15

6.1	Affirmative Covenants	15
6.2	Board Provisions	16
6.3	Right of First Offer	16
6.4	Negative Covenants	17

ARTICLE 7 REGISTRATION RIGHTS	18

7.1	Mandatory Registration	18
7.2	Piggyback Registrations	19
7.3	Demand Registration Rights	20
7.4	Registration Procedures	20
7.5	Registration Expenses	22
7.6	Indemnification	22
7.7	Participation in Underwritten Registrations	23
7.8	Termination of Registration Rights	24

ARTICLE 8 MISCELLANEOUS	24

8.1	Successors and Assigns	24
8.2	Modifications and Amendments	24
8.3	No Implied Waivers; Cumulative Remedies; Writing Required	24
8.4	Fees and Expenses	24
8.5	Reimbursement of Expenses-Enforcement and Collection	24
8.6	Notices	25
8.7	Survival	25
8.8	Governing Law; Consent to Jurisdiction	25
8.9	Jury Trial Waiver	26
8.10	Remedies	26
8.11	Limitation of Liability	26
8.12	Severability	26
8.13	Headings	26
8.14	Counterparts	26
8.15	Integration	26
8.16	Independent Nature of Purchaser Obligations and Rights	27

COMMON STOCK AND WARRANT
PURCHASE AGREEMENT
For the Purchase of up to
31,405,304 Shares of Common Stock and Warrants to Purchase
up to 6,281,062 Shares of Common Stock

          THIS COMMON STOCK AND WARRANT PURCHASE AGREEMENT (this "Agreement"), dated this 16th day of June, 2006, is by and among ADS Media Group, Inc., a Utah corporation (the "Company"), Clark R. "Dub" Doyal and James D. "Jim" Schell (each, a "Principal Shareholder" and collectively, the "ADS Principal Shareholders"), Roaring Fork Capital SBIC, L.P., a Delaware limited partnership, and the other persons or entities set forth on the signature page hereto (each individually a "Purchaser" and collectively the "Purchasers"). Capitalized terms used and not defined elsewhere in this Agreement are defined in Article 1 hereof.

The parties hereto, in consideration of the premises and their mutual covenants and agreements herein set forth and intending to be legally bound hereby, covenant and agree as follows:

ARTICLE 1

DEFINITIONS

       1.1       Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, the following words and terms have the meanings set forth below (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

       "Affiliate" shall mean with respect to any Person, any other Person that is directly or indirectly controlling, controlled by or under common control with such Person or entity or any of its Subsidiaries, and the term "control" (including the terms "controlled by" and "under common control with") shall mean having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise. The Principal Shareholders and their Affiliates shall be deemed Affiliates of the Company for purposes of this Agreement. Without limiting the foregoing, (i) the ownership of ten percent (10%) or more of the voting securities of a Person shall be deemed to constitute control and notwithstanding anything to the contrary herein, and (ii) neither the Purchaser nor any of their respective Affiliates shall be deemed to be Affiliates of the Company by virtue of the transactions contemplated in this Agreement.

"Agreement" shall mean this Common Stock and Warrant Purchase Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Board" shall mean the Board of Directors of ADS Media Group, Inc.

"Business" shall mean the principal business of the Company as set forth in Section 4.1(b) hereof and as such shall continue to be conducted following the purchase and sale of the Securities.

"Business Day" shall mean any day other than a Saturday, Sunday or other day on which banking institutions in Denver, Colorado are authorized or required by law to close.

"Bylaws" shall mean the Bylaws or analogous instrument governing operations, including all amendments and supplements thereto.

"Charter Documents" shall mean the articles of incorporation filed with the appropriate Governmental Authorities, including all amendments and supplements thereto.

"Closing" shall mean the closing of the purchase and sale of the Common Stock and the Warrants pursuant to this Agreement.

"Closing Date" shall mean the date and time for delivery and payment of the Common Stock and Warrants as finally determined pursuant to Section 2.3 hereof.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Common Stock" shall mean the common stock, $.001 par value, of the Company.

"Company" shall have the meaning assigned to such term in the introductory paragraph hereto, except as provided otherwise in this Agreement.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations of any governmental agency or authority, as from time to time in effect, promulgated thereunder.

"Fiscal Year" or "fiscal year" shall mean each 12-month period ending on December 31 of each year.

       "Governmental Authorities" shall mean any federal, state or municipal court or other governmental department, commission, board, bureau, agency or instrumentality, governmental or quasi-governmental, domestic or foreign.

"Investment Amount" shall mean the amount paid or agreed to be paid for the Common Stock and Warrants, as indicated below each Purchaser's signature.

"IRS" shall mean the Internal Revenue Service and any governmental body or agency succeeding to the functions thereof.

       "Laws" shall mean all U.S. and foreign federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies, rules of common law, and the like, now or hereafter in effect, including any judicial or administrative interpretations thereof, and any judicial or administrative orders, consents, decrees or judgments.

       "Lien" shall mean any security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property, whether such interest is based on common law, statute or contract.

"Life Insurance" shall have the meaning assigned to such term in Section 6.1(g) hereof.

       "Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, liabilities or condition (financial or otherwise) of the Company, individually and/or taken as a whole.

       "Options" shall mean options issued pursuant to the Company's 2006 Stock Option and Incentive Plan, subject to the restriction set forth in Section 6.4(b), and any options outstanding as of the Closing Date.

       "Person" shall mean any individual, partnership, limited partnership, corporation, limited liability Company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof.

"Plan" shall mean any employee benefit plan (within the meaning of Section 3(3) of ERISA), established or maintained by the Company or any member of the Controlled Group.

"Properties and Facilities" shall have the meaning assigned to such term in Section 4.1(r) hereof.

       "Property" shall mean, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

       "Proprietary Rights" shall mean all patents, trademarks, trade names, service marks, copyrights, inventions, production methods, licenses, formulas, know-how, trade secrets and good will related to any of the foregoing, regardless of whether such are registered with any Governmental Authorities, including applications therefor.

"Purchase Documents" shall mean this Agreement (including all schedules attached to the Agreement) and the Warrants as any or all of the foregoing may be supplemented or amended from time to time.

"Purchaser" shall have the meaning assigned to such term in the introductory paragraph hereto.

       "Registrable Securities" shall mean the shares of Common Stock purchased by the Purchasers, the shares of the Underlying Common Stock, and any shares issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event, or any exercise price adjustment with respect to the Underlying Common Stock.

"Roaring Fork" shall mean Roaring Fork Capital SBIC, L.P., a Purchaser, which is managed by Roaring Fork Capital Management, LLC.

"SBA Compliance Agreement" means the SBA Compliance Agreement between the Company and Roaring Fork dated the Closing Date.

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

       "Subsidiary" of any corporation shall mean any other corporation or limited liability company of which the outstanding capital stock possessing a majority of voting power in the election of directors (otherwise than as the result of a default) is owned or controlled by such corporation directly or indirectly through Subsidiaries.

       "Trading Day" means (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

       "Trading Market" means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ SmallCap Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

"Transaction Documents" shall have the meaning assigned to such term in Section 4.1(f) hereof.

       "Transactions" shall mean the purchase of the Common Stock and the Warrants as contemplated by this Agreement, the Warrants, certificates for the Common Stock and all other agreements contemplated hereby and thereby.

       "Underlying Common Stock" shall mean the Common Stock issued or issuable upon exercise of the Warrants (it being understood that exercise of the Warrant shall include exercise pursuant to either Section 1(a) of the Warrant or exercise of the conversion right pursuant to Section 1(b) of the Warrant), and (c) any equity securities issued or issuable with respect to the securities referred to in clauses (a) and (b) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

"Warrants" shall have the meaning assigned to such term in Section 2.1 hereof.

       1.2       Accounting Principles. The character or amount of any asset, liability, capital account or reserve and of any item of income or expense to be determined, and any consolidation or other accounting computation to be made, and the construction of any definition containing a financial term, pursuant to this Agreement shall be determined or made in accordance with generally accepted accounting principles in the United States of America consistently applied ("GAAP").

       1.3       Other Definitional Provisions; Construction. Whenever the context so requires, neuter gender includes the masculine and feminine, the singular number includes the plural and vice versa. The words "hereof" "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not in any particular provision of this agreement, and references to section, article, annex, schedule, exhibit and like references are references to this Agreement unless otherwise specified. References in this Agreement to any Persons shall include such Persons' successors and permitted assigns.

ARTICLE 2

ISSUE AND SALE OF COMMON STOCK AND WARRANTS

       2.1       Authorization and Issuance of the Common Stock and Warrants. The Company has duly authorized an offering of its securities (the "Offering") of up to 31,405,304 shares of Common Stock and Warrants to purchase up to 6,281,062 shares of Common Stock exercisable at $.16 per share (the "Warrants"), to be substantially in the form of the Warrant attached hereto as Exhibit A for a purchase price of $4,000,000 if the maximum amount is sold. This Agreement is entered into for the purpose of the Purchasers subscribing in the Offering through the Closing Date in an aggregate amount of $2,000,000 for 15,702,652 shares of common stock and Warrants to purchase an additional 3,140,531 shares at $.16 per share, and thereafter the Offering will be made to other subscribers for up to an additional 45 calendar days for any remaining unsubscribed portion of the aggregate $4,000,000 in gross proceeds under the Offering. In no event will the aggregate gross proceeds from this Offering exceed $4,000,000 or continue beyond such 45 day period, unless the consent of Roaring Fork is obtained. The Investment Amount for each Purchaser is indicated on such Purchaser's signature page to this Agreement.

       2.2       Sale and Purchase. Subject to the terms and conditions and in reliance upon the representations, warranties and agreements set forth herein, the Company shall sell to the Purchasers for each $1,000,000 invested in the Company, and the Purchasers shall purchase from the Company for each $1,000,000 invested, 7,851,325 shares of Common Stock for $999,000 and for $1,000, the Warrants to purchase up to 1,570,265 shares of Common Stock exercisable at $.16 per share. In the event an investment of less than $1,000,000 is made, then the number of shares of Common Stock and Warrants will be proportionately reduced.

       2.3       The Closing. Delivery of and payment for the Shares of Common Stock and Warrants (the "Closing") shall be made at the offices of the Company commencing at 10:00 a.m., local time, on June __, 2006, or at such place or on such other date as may be mutually agreeable to the Company and the Purchasers. The date and time of the Closing as finally determined pursuant to this Section 2.3 are referred to herein as the "Closing Date." Delivery of the Common Stock and Warrants shall be made to the Purchasers against payment of the Investment Amount therefor, by check or by wire transfer of immediately available funds in the manner agreed to by the Company and the Purchaser. The Common Stock and the Warrants shall be issued in name of the Purchaser.

ARTICLE 3

CONDITIONS

       3.1       Conditions to Purchase of Securities. The obligation of the Purchaser to purchase and pay for the Common Stock and Warrants is subject to the satisfaction, prior to or at the Closing, of the following conditions:

              (a)       Representations and Warranties True. The representations and warranties contained in Article 4 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made, except to the extent of changes caused by the transactions expressly contemplated herein.

(b) Material Adverse Change. Except as described in the SEC Reports, there will have been no material adverse change in the business of the Company since December 31, 2005.

(c) Closing Documents. The Company shall have delivered or caused to be delivered to each Purchaser all of the following documents in form and substance satisfactory to the Purchaser:

(i)       one or more certificates representing the aggregate number of shares of the Common Stock purchased by each Purchaser, such certificates to bear a restrictive legend in compliance with the Securities Act;

(ii) one or more Warrants to purchase the aggregate number of shares purchased by each Purchaser, duly completed and executed by the Company;

(iii) a copy of the Charter Documents and Bylaws of the Company and each of its Subsidiaries, certified by the Secretary of the Company as of the Closing Date;

(iv)     copies of the resolutions duly adopted by the Board authorizing the execution, delivery and performance by the Company of this Agreement and each of the other agreements, instruments and documents contemplated hereby to which the Company is a party, and the consummation of all of the other Transactions, certified as of the Closing Date by the president or secretary of the Company;

(v)      a certificate dated as of the Closing Date from the Principal Shareholders, as officers of the Company, stating that the conditions specified in this Section 4.1 have been fully satisfied or waived by the Purchaser;

(vi) the SBA Compliance Agreement, duly completed and executed by the Company; and

(vii)    proxies from the current directors, who together own more than 50% of the currently outstanding Common Stock, irrevocably granting Roaring Fork authority to vote the directors' shares in favor of the reverse stock split provided for in Section 6.2(c); and

(viii) copies of cancelled promissory notes and other documentation evidencing the conversion of all notes and all accrued salaries listed in Schedule 3.1(c)(viii); and

(ix) such other documents relating to the Transactions contemplated by this Agreement the Purchaser may reasonably request.

              (d)       Proceedings. All proceedings taken or required to be taken in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto will be satisfactory in form and substance to the Purchaser.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PRINCIPAL SHAREHOLDERS

       4.1       Representations and Warranties of the Company and Principal Shareholders. Unless the context requires otherwise, all references to the "Company" shall include each of the Company's Subsidiaries, unless the context requires otherwise. As a material inducement to the Purchasers to enter into this Agreement and purchase the Common Stock and the Warrants, the Company and each Principal Shareholder, jointly and severally, hereby represent and warrant to the Purchasers as follows:

              (a)       Organization and Power. The Company is duly organized, validly existing and in good standing under the laws of its state of organization. The Company has all requisite corporate or other organizational power and authority and all material licenses, permits, approvals and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the Transactions, and is qualified to do business in every jurisdiction where the failure to so qualify might reasonably be expected to have a Material Adverse Effect. The Company has its principal place of business in San Antonio, Texas. The copies of the Charter Documents and Bylaws of the Company that have been furnished to the Purchasers reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

(b) Principal Business. The Company is primarily engaged in providing turnkey direct marketing support services, with an emphasis on alternate i.e. door to door delivery (the "Business").

              (c)       SEC Reports; Financial Statements. Except as set forth on Schedule 4.1(c), the Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof reports filed on Form 10-KSB, Form 10-QSB, and Form 8-K, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials being collectively referred to herein as the "SEC Reports" and, together with the Schedules to this Agreement (if any), the "Disclosure Materials") on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Attached as Schedule 4.1(c) is a list of all filings made by the Company with the SEC since January 1, 2002. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The Company's Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.

              (d)       Capitalization and Related Matters. As of the Closing Date and immediately thereafter, the authorized capital stock of the Company and the shares of stock that are issued, outstanding and reserved for issuance upon exercise of warrants and Options and exercise of the Warrants issued hereunder (after giving effect to anti-dilution adjustments) are as set forth on the Capitalization Schedule and Addendum attached hereto. As of the Closing Date, the Company will not have outstanding any capital stock or securities convertible or exchangeable for any shares of its capital stock except as set forth in the Capitalization Schedule, and will not have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock, except as set forth in the Capitalization Schedule. As of the Closing Date, the Company will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock, except as set forth herein and the Charter Documents, respectively, as in effect on the date hereof. As of the Closing, all of the outstanding shares of the Company's capital stock will be validly issued, fully paid and nonassessable. Except as set forth on the Capitalization Schedule and Addendum, there are no statutory or contractual stockholders' preemptive rights or notices with respect to the issuance of the Common Stock and Warrants hereunder. Subject to and based on the accuracy of all representations made by all Purchasers in this Offering, the Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Common Stock and Warrants hereunder do not require registration under the Securities Act or any applicable state securities laws.

              (e)       Subsidiaries. Except as set forth on Schedule 4.1(e), the Company does not own, or hold any rights to acquire, any shares of stock or any other security or interest in any other Person. The Company has no Subsidiaries except as set forth on Schedule 4.1(e).

              (f)       Authorization; No Breach. The execution, delivery and performance of the Purchase Documents, the proxies from current directors contemplated by subsection 3.1(c)(vii)0, and the SBA Compliance Agreement (collectively, the "Transaction Documents"), and the consummation of the Transactions have been duly authorized by the Company and the Principal Shareholders. Except as set forth on Schedule 4.1(f), the execution and delivery by the Company of the Transaction Documents and the consummation of the Transactions do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon any of the Company's capital stock or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority or Person pursuant to, the Charter Documents of the Company, or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree to which the Company is a party or to which it or its assets are subject.

              (g)       Enforceability. This Agreement constitutes, and each of the other Transaction Documents when duly executed and delivered by the Company and the Principal Shareholders will constitute, legal, valid and binding obligations of the Company and the Principal Shareholders enforceable in accordance with their respective terms.

              (h)       No Material Adverse Change. Except as disclosed in Schedule 4.1(h), since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) except as set forth on Schedule 4.1(h), the Company has not issued any equity securities to any officer, director or Affiliate. The Company does not have pending before the SEC any request for confidential treatment of information.

              (i)       Litigation. Except as described in the SEC Reports, the Company has not received notice of the filing of any no actions, suits or proceedings at law or in equity or by or before any arbitrator or any Governmental Authority (collectively, "Lawsuits") now pending nor, to the best knowledge of the Company's management after due inquiry, have any Lawsuits been threatened against or filed by or affecting the Company or against any of its directors or officers or the Principal Shareholders relating to the businesses, assets or rights of the Company.

              (j)       Compliance with Laws. The Company is not in violation of any applicable Law in any material respect. The Company is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Governmental Authority. There is no investigation, enforcement action or regulatory action pending or threatened against or affecting the Company by any Governmental Authority. There is no remedial or other corrective action that the Company is required to take to remain in compliance with any judgment, order, writ, injunction or decree of any Governmental Authority or to maintain any material permits, approvals or licenses granted by any Governmental Authority in full force and effect. During the past five (5) years, none of the officers, directors or management of the Company have been arrested or convicted of any material crime nor have any of them been bankrupt or an officer or director of a bankrupt company.

              (k)       Transactions With Affiliates and Employees. Except as set forth in Schedule 4.1(k), none of the officers or directors of the Company or the Principal Shareholders and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

              (l)       Controls and Procedures. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the company is made known to the certifying officers by others within those entities, particularly during the period in which the Company's form 10-KSB or 10-QSB, as the case may be, is being prepared. The Company's certifying officers have evaluated the effectiveness of the Company's controls and procedures in accordance with Item 307 of Regulation S-B under the Exchange Act for the Company's most recently ended fiscal quarter or fiscal year-end (such date, the "Evaluation Date"). The Company presented in its most recently filed Form 10-KSB or Form 10-QSB the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.

              (m)       Certain Fees. The Company has an arrangement with First Continental Capital, L.P. for investment banking and other services. Copies of any agreements evidencing this arrangement have been provided to the Purchasers. Except for any payments that may be due to First Continental Capital, L.P. pursuant to that arrangement, no brokerage or finder's fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Purchasers shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by a Purchaser pursuant to written agreements executed by a Purchaser which fees or commissions shall be the sole responsibility of such Purchaser) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

              (n)       Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's Charter Documents, or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company's issuance of the Common Stock, the Warrants and the Underlying Common Stock and the Purchaser's ownership of the Common Stock, the Warrants, and the Underlying Common Stock.

              (o)       Taxes. Except as set forth on Schedule 4.1(o), the Company has filed or caused to be filed all Federal, state and local tax returns that are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, including payroll taxes.

              (p)       Labor and Employment. The Company is and each of its Plans are in compliance in all material respects with those provisions of ERISA, the Code, the Age Discrimination in Employment Act, and the regulations and published interpretations thereunder which are applicable to the Company or any such Plan. The Company is in compliance in all material respects with all labor and employment laws, rules, regulations and requirements of all applicable domestic and foreign jurisdictions. There are no pending or threatened labor disputes, work stoppages or strikes.

              (q)       Properties; Security Interests. Except as set forth in Schedule 4.1(q), the Company has good and marketable title to, or valid leasehold interests in, all of the material assets and properties used or useful by the Company in the Business (collectively, the "Properties and Facilities"). All of the Properties and Facilities are in good repair, working order and condition and all such assets and properties are, except as set forth in the SEC Reports. The Properties and Facilities constitute all of the material assets, properties and rights of any type used in or necessary for the conduct of the Business.

              (r)       Intellectual Property. The Company has good title and ownership of, or has sufficient rights to, all trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes and patents, including without limitation the Proprietary Rights (collectively, the "Intellectual Property") used in or necessary for its business as now conducted or as proposed to be conducted. Schedule 4.1(r) attached hereto contains a complete and accurate list of all outstanding options, licenses, or agreements of any kind relating to the Intellectual Property owned by the Company ("Out-Licenses"), and any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity that the Company is bound by or a party to, excluding standard, off-the-shelf commercial software licensing agreements ("In-Licenses"). None of the Intellectual Property used in or necessary for the Company's business as now conducted conflicts with or infringes, nor has the Company received any written or oral communications alleging that the Company has violated or, by conducting its business, would violate, any Intellectual Property of any other person or entity. The transactions contemplated under this Agreement will not alter, impair or otherwise affect any rights of the Company in the Intellectual Property. The Company has taken commercially reasonable measures to protect the proprietary nature of the Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by the Company.

There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Intellectual Property, other than review of pending patent applications, and the Company is not aware of any information indicating that such proceedings are threatened or contemplated by any governmental entity or any other Person.

              (s)       Employment Agreements; Intellectual Property Agreements. The Company is not aware that any of its employees or independent contractors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or independent contractor's best efforts to promote the interest of the Company or that would conflict with the Company's business as now conducted or as proposed to be conducted. Neither the execution or delivery of this Agreement, nor the carrying on of the Company's business by the employees and independent contractors of the Company, nor the conduct of the Company's business as now conducted, or as currently proposed to be conducted, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee or independent contractor is now obligated. It is not and will not be necessary to use any inventions of any of the Company's employees (or persons the Company currently intends to hire) made prior to their employment by the Company. Schedule 4.1(s) lists all employment agreements, including non-competition agreements, confidentiality and intellectual property agreements, between the Company and its directors, officers, employees and agents. To the knowledge of the Company, no key employee of the Company is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, or any other contract or agreement or any restrictive covenant relating to the right of any such key employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or relating to the use of trade secrets or proprietary information of others, and the continued employment of the key employees does not subject the Company or any Purchaser to any liability to third parties.

To the knowledge of the Company, no key employee of the Company whose termination, either individually or in the aggregate, would have a Material Adverse Effect, has expressed any present intention of terminating his employment with the Company

              (t)       Complete Disclosure. All factual information furnished by or on behalf of the Company to the Purchaser for purposes of or in connection with this Agreement or the Transactions is, and all other such factual information hereafter furnished by or on behalf of the Company will be, true and accurate in all material respects on the date as of which such information is furnished and not incomplete by omitting to state any fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided.

              (u)       Side Agreements. Neither the Company nor any Affiliate of the Company nor any director, officer or employee of the Company or any of its Affiliates has entered into, as of the date hereof, any side agreement, either oral or written, with any individual or business, pursuant to which the director, officer, employee, Company or Affiliate agreed to do anything beyond the requirements of the formal, written contracts executed by the Company and disclosed in the SEC reports.

              (v)       Product Liabilities. There are no product recalls, trade disputes, product liabilities or product tampering claims now pending, threatened against or made by or affecting the Company or any of its directors, officers or employees or the businesses, assets or rights of the Company.

              (w)      Business Plan. The business plan which the Company delivered to Roaring Fork on or about May 22, 2006, has been prepared honestly and in good faith, with reasonable basis, by the Principal Shareholders. All potential material changes that have become known to Management since May 22, 2006, with respect to the Company's business plan are listed on Schedule 4.1(h).

       4.2       Absolute Reliance on the Representations and Warranties. All representations and warranties contained in this Agreement and any financial statements, instruments, certificates, schedules or other documents delivered in connection herewith, shall survive the execution and delivery of this Agreement for a period of three years after Closing, provided that those representations and warranties contained in subsections 4.1(a), 4.1(d), 4.1(f), 4.1(h) survive indefinitely, regardless of any investigation made by the Purchaser or on the Purchaser's behalf.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Each Purchaser, for itself, hereby represents and warrants to the Company as follows:

       5.1       Purchase Entirely for Its Own Account. This Agreement is made with each Purchaser in reliance upon each Purchaser's representation to the Company that the Common Stock and the Warrants will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with any agreement for the resale or distribution of any part thereof. Subject to the immediate preceding sentence, nothing contained herein shall be deemed a representation or warranty by the Purchaser to hold any of the securities for any period of time.

       5.2       Disclosure of Information. The Purchaser has had the opportunity to ask questions of, and receive answers from officers and directors of the Company, to review the SEC Reports, and to obtain additional information regarding the Company and this Offering. The Purchaser has been given access to information regarding the Company and has utilized such access to the Purchaser's satisfaction for the purpose of obtaining such information regarding the Company as the Purchaser has reasonably requested. Such information includes the terms and conditions of the offering of the Common Stock and Warrants to the Purchaser, and the plan of operations of the Company's business and financial condition of the Company. Neither such inquiries nor any other investigation conducted by or on behalf of the Purchaser or its representatives or counsel shall modify, amend or affect the Purchaser's right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company's representations and warranties contained in the Purchase Documents.

5.3 Accredited and Sophisticated Investor; Investment Experience. Purchaser represents that it is a sophisticated investor and an "accredited investor" as defined in Rule 501 under the Securities Act.

The Purchaser also represents that it is an investor in restricted securities and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Common Stock and Warrants and can bear the economic risk of loss of the entire investment in the securities being purchased.

       5.4       Restricted Securities. The Purchaser acknowledges that the Common Stock, the Warrants and the Underlying Common Stock have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available.

       5.5       Legends. Unless the Common Stock and the Warrants have been registered under the Securities Act, the Corporation shall instruct its transfer agent to enter stop transfer orders with respect to such Common Stock and Warrants (including any Common Stock issued pursuant to exercise of the Warrants), and all certificates or instruments representing such Common Stock and Warrants shall bear on the face thereof substantially the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR A VALID EXEMPTION THEREFROM UNDER THE SECURITIES ACT.

Upon the assignment or transfer by the Purchaser or any of its successors or assignees of all or any part of the Common Stock or Warrants, the term "Purchaser" as used herein shall thereafter mean, to the extent thereof, the then holder or holders of such Common Stock or Warrants, or portion thereof.

       5.6       Survival of Purchaser Representations. All representations and warranties contained in this Agreement by Purchaser and any financial statements, instruments, certificates, schedules or other documents delivered in connection herewith, shall survive the execution and delivery of this Agreement, regardless of any investigation made by the Company or on the Company's behalf.

ARTICLE 6

COVENANTS

6.1 Affirmative Covenants. The Company covenants that, so long as the Purchaser owns any Common Stock or Underlying Common Stock or Warrants the Company shall:

(a) Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

              (b)       Furnishing of Information. Timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company pursuant to the Exchange Act, and if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchaser and make publicly available in accordance with Rule 144(c) such information as is required for the Purchaser to sell the Common Stock and Underlying Common Stock under Rule 144. The Company further covenants that it will take such further action as any holder of Common Stock, Warrants and or the Underlying Common Stock may reasonably request, all to the extent required from time to time to enable such Person to sell the Shares and Underlying Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

              (c)       Indemnification of Investors. In addition to the indemnity provided in Article 7, indemnify and hold the Purchaser and their directors, officers, partners, representatives, employees and agents (each, an "Investor Party") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation (collectively, "Losses") that any such Investor Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any Transaction Document. In addition to the indemnity contained herein, the Company will reimburse each Investor Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

              (d)       Common Stock Reserve. Maintain in reserve, at all times that the Warrants are unexercised, authorized, but unissued and unreserved, shares of Common Stock for issuance upon exercise of the Warrants.

(e) Use of Proceeds. Use the funds received from the Purchasers in connection with the Transactions substantially in accordance with the "Use of Proceeds Schedule" attached hereto.

              (f)       Further Assurances. With reasonable promptness, execute and deliver to the Purchaser, from time to time, upon the reasonable request of the Purchaser, such supplemental agreements, statements, assignments and transfers, or instructions on documents as the Purchaser may request in order that the full intent of this Agreement and the other Purchase Documents may be carried into effect.

              (g)       Life Insurance. Use its best efforts to deliver to Roaring Fork, within thirty (30) days after the Closing Date, a copy of the policy or communication from the insurance agent or insurance company in form and substance satisfactory to the Roaring Fork that paid life insurance policies by a carrier reasonably acceptable to Roaring Fork insuring each of the lives of the Principal Shareholders in the amount of $2,000,000 naming the Company as the beneficiary has been issued and is in effect (the "Life Insurance"). The Company will maintain the Life Insurance for two years from the Closing Date.

6.2 Board Provisions. The Company covenants that the Company shall:

              (a)       Board Observation Rights. Permit Roaring Fork the right, but not the obligation, beginning on the Closing Date and ending three years after the Closing Date, to designate one observer to attend meetings of the Board and committees of the Board. The designee will receive notice of each meeting of the Board and each committee of the Board in accordance with the Bylaws of the Company and Utah law. Any such designee will receive reimbursement for all reasonable costs and expenses incurred in attending meetings of the Board and any committee of the Board held outside the Denver, Colorado metropolitan area. Moreover, to the extent permitted by law, the designee shall be indemnified for the actions of such designee as an observer to the Board and in the event the Company maintains a liability insurance policy affording coverage for the acts of its officers and directors, to the extent permitted under such policy, the Purchaser and its designee shall be an insured under such policy. The Company may exclude the observer from attending portions of meetings where, in the opinion of counsel, the observer's presence would destroy the attorney-client privilege.

              (b)       Expansion of the Board. Within six months of the Closing Date, the Board will be reconstituted and expanded to five members, which will include three persons reasonably acceptable to Roaring Fork who are not currently members of the Board. At least one of the current outside directors will continue to serve on the Board until replaced. The three new directors will be "outside" directors who would be "independent" pursuant to standards of the The Nasdaq Stock Market, Inc. ("Nasdaq").

              (c)       Authorization and Holding Meeting of Shareholders. Cause its Board to authorize, and the Company hold, a shareholder meeting, as promptly as possible, but in no event later than 120 days after the Closing Date, to: (i) elect three new independent directors as provided in Section 6.2(b); effect a 1-for-10 split of the common stock as provided in Section 3.1; and adopt a new employee stock option plan.

       6.3       Right of First Offer. Subject to the terms and conditions specified in this Section 6.3, the Company hereby grants to each Purchaser with an Investment Amount of $1,000,000 or more a right of first offer to purchase its Pro Rata Share (as hereinafter defined) (in whole or in part) with respect to future sales by the Company of its Shares (as hereinafter defined) made within two years after the Closing Date. For purposes of this Section 6.3, the Purchaser's "Pro Rata Share" of Shares shall mean that number of Shares that equals the proportion that (i) the number of shares of Common Stock then held by such Purchaser bears to (ii) the total number of shares of Common Stock of the Company then outstanding (without giving effect to full conversion or exercise of any convertible or exercisable securities then outstanding).

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Purchaser in accordance with the following provisions:

              (a)       The Company shall deliver a notice by confirmed facsimile transmission, certified mail or a nationally recognized overnight courier service ("Notice") to each Purchaser stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and a summary of the terms, if any, upon which it proposes to offer such Shares (the "Subsequent Offering").

              (b)       By written notification received by the Company within twenty (20) calendar days after receipt of the Notice, the Purchaser must indicate whether it is interested in participating in the Subsequent Offering, at the price and on the terms specified in the Notice, up to its Pro Rata Share of such Shares. Purchaser's indication of interest under this Section 6.3(b) is a non-binding commitment by Purchaser.

              (c)       The Company shall provide written notice to each Purchaser who indicated its intent to participate under Section 6.3(b) at least ten business days prior to closing the Subsequent Offering, and the Purchaser must commit, under the same terms as other purchasers in the Subsequent Offering, a specified dollar amount or percentage within five business days prior to closing the Subsequent Offering. If the Company does not enter into an agreement for the Subsequent Offering within one hundred twenty (120) days of the date Purchaser's response is received under Section 6.3(b), the right provided hereunder shall be deemed to be revived and the Subsequent Offering may not proceed unless first reoffered to the Purchasers in accordance herewith.

The right of first offer in this Section 6.3 shall not be applicable to (i) shares of Common Stock (or options therefor) issuable or issued to employees, consultants or directors of the Company directly or pursuant to a stock option plan or restricted stock plan or other agreement approved by the Board and the shareholders of the Company, (ii) shares of Common Stock issued or issuable in or after a firm commitment underwritten public offering, (iii) shares of Common Stock issuable or issued upon exercise of options or warrants by their terms that were outstanding as of the date hereof, (iv) securities issued or issuable to banks or equipment lessors, provided such issuances are (A) for other than primarily equity financing purposes and (B) approved by the Board, (v) securities issued in connection with business combinations, corporate partnering agreements or licensing agreements, provided such issuances are (A) for other than primarily equity financing purposes and (B) approved by the Board, (vi) securities issued as dividends or distributions on the Company's capital stock, and (vii) securities issued pursuant to Section 2.1 of this Agreement.

6.4 Negative Covenants. The Company covenants to the Purchaser that, for a period of two years beginning with the Closing Date and ending two years after the Closing Date, the Company shall not:

              (a)       Dividends and Stock Purchases. Directly or indirectly, declare or pay any dividends or make any distribution of any kind on its outstanding capital stock (currently existing or as may be authorized or issued within two years after the Closing Date) or any other similar payment to any of its stockholders or its Affiliates without first obtaining the consent of the then holders of a majority of the Registrable Securities.

              (b)       Issuances to Optionees. Issue to employees or consultants shares of Common Stock (except pursuant to exercises of options granted prior to the Closing Date) or Options in excess of an amount equal to 40% of the Common Stock outstanding immediately after the final closing of the Offering (25,124,242 shares if all of the securities are sold in the Offering) (the "Option Pool"), of which 20% of the Option Pool (5,024,848 shares if all of the securities are sold in the Offering) would be available for grant to existing and new employees other than executive management only, without first obtaining the consent of the then holders of a majority of Registrable Securities. Such consent will not be necessary if: (i) the Common Stock trades on Nasdaq or a national securities exchange at a price above $.50 for a period of 30 consecutive Trading Days and the average daily per share volume of the Common Stock on Nasdaq or the exchange for the 30 Trading Days is in excess of 200,000 shares; and (ii) a current registration statement is then in effect for the resale of the Purchaser's Common Stock and the Underlying Common Stock. Options to purchase an aggregate maximum of 80% of the Option Pool (20,099,394 shares if all of the securities are sold in the Offering) shares will be available for grants to the Principal Shareholders based on obtaining specific milestones as set forth in the Milestone Schedule attached hereto. The option agreements for the Options granted to the Principal Shareholders may not be amended without the consent of the holders of a majority of Registrable Securities.

(c) Change its Business, without first obtaining the consent of the holders of a majority of the Registrable Securities.

ARTICLE 7

REGISTRATION RIGHTS

       7.1       Mandatory Registration. The Company shall prepare and file a registration statement with the SEC on or before 90 days from the initial Closing Date (the "Filing Date") covering the resale of all of the Registrable Securities. The Company shall use its best efforts to obtain effectiveness of the registration statement as soon as practicable. If the registration statement is not filed by the Filing Date or the registration statement is not declared effective by the SEC on or before 210 days from the initial Closing Date, or after the registration statement has been declared effective, sales of all of the Registrable Securities cannot be made pursuant to the registration statement ( any such failure or breach being referred to as an "Event," and the date on which such Event occurs being referred to as the "Event Date"), then in addition to any other rights the Purchaser may have hereunder or under applicable law, the Company will make a payment to the Purchaser as liquidated damages and not as a penalty, (a) an amount equal to 2% of the Investment Amount paid by the Purchaser for the shares of Common Stock that are still owned by the Purchaser on the Event Date; and (b) on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to the Purchaser an amount equal to 2% of the Investment Amount paid by the Purchaser for the shares of Common Stock that are still owned by the Purchaser on each such monthly anniversary of the Event Date. If the Company fails to pay any liquidated damages pursuant to this Section 7.1 in full within five business days after the end of the month of the date payable, the Company will pay interest at the rate of 10% per annum to the Holder. At the option of the Company, any amounts payable to the Purchaser pursuant to this Section 7.1 may be paid in cash or in shares of the Common Stock. If paid in Common Stock , the shares shall be valued at the average of the closing prices of the Common Stock for the ten Trading Days prior to (but not including) the date such liquidated damages are due. The liquidated damages shall apply on a pro-rata basis for any portion of a month prior to the cure of an Event, except in the case of the first Event Date. Notwithstanding the foregoing, in no event shall the payments to which a Purchaser is entitled pursuant to this Section 7.1 exceed 20% of the Investment Amount paid by such Purchaser

7.2 Piggyback Registrations.

              (a)       Whenever the Company proposes to register any of its securities under the Securities Act and the registration form to be used may be used for the registration of Registrable Securities (a "Piggyback Registration"), the Company will give prompt written notice (in any event within three (3) Business Days after its receipt of notice of any exercise of demand registration rights other than under this Agreement) to all holders of Registrable Securities with respect of the proposed offering at least 15 days before the initial filing with the SEC of such registration statement, and offer to include in such filing such Registrable Securities as any such holder may request. Each such holder of Registrable Securities desiring to have Registrable Securities registered under this Section 7.2 shall advise the Company in writing within 15 days after the date of receipt of such notice from the Company, setting forth the amount of such Registrable Securities for which registration is requested. The Company shall thereupon include in such filing the number of Registrable Securities for which registration is so requested, and shall use its best efforts to effect registration under the Securities Act of such Registrable Securities.

(b) The registration expenses of the holders of Registrable Securities will be paid by the Company in all Piggyback Registrations to the extent provided in Section 7.5 hereof.

              (c)       If a Piggyback Registration is an underwritten primary registration on behalf of holders of the Company's securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company will include in such registration: (i) first, the securities the Company proposes to sell, and (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the holders of the securities requested to be included in such registration.

              (d)       If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company's securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to the holders initially requesting such registration, the Company will include in such registration, the Registrable Securities requested to be included in such registration, pro rata among the holders of other securities requested to be included in such registration.

7.3 Demand Registration Rights.

              (a)       If, at any time prior to December 31, 2008, the Company receives a written request by the holders of a majority of the Registrable Securities to effect the registration under the Securities Act of the Registrable Securities, the Company shall follow the procedures described in this Section 7.3. Within five (5) days of its receipt of such request, the Company shall give written notice of such proposed registration (a "Demand Registration") to all holders of Registrable Securities, and thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration on a form of general use under the Securities Act of the shares it has been requested to register in such initial request and in any response to such notice given to the Company within 20 days after the Company's giving of such notice; provided, however, that the Company shall not be required to effect more than one Demand Registration pursuant to this Section 7.3.

              (b)       The Company may not be required to effect a registration pursuant to this Section 7.3 during the first 180 days after the effective date of any registration statement filed by the Company under Sections 7.1 or 7.2 hereof if the holders of Registrable Securities requesting registration have been afforded the opportunity to register in such registration all or a majority of their Registrable Securities.

              (c)       The Company may include in any registration under this Section 7.3 any other shares of Common Stock (including issued and outstanding shares of stock as to which the holders thereof have contracted with the Company for "piggyback" registration rights) so long as the inclusion in such registration of such shares will not, in the opinion of the managing underwriter of the shares of the stockholder or stockholders first demanding registration (if the offering is underwritten), interfere with the successful marketing in accordance with the intended method of sale or other disposition of all the stock sought to be registered by such demanding stockholder or stockholders pursuant to this Section 7.3.

       7.4       Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable efforts to cause such registration statement to become effective;

              (b)       prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be reasonably necessary to keep such registration statement effective for a period equal to the shorter of (i) one year and (ii) the time by which all securities covered by such registration statement have been sold;

              (c)       furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

              (d)       use reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller of Registrable Securities reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdictions, (iii) consent to general service of process in each such jurisdiction, (iv) undertake such actions in any jurisdiction other than the states of the United States of America and the District of Columbia, or (v) register or qualify such Registrable Securities in any state where the cost to do would be prohibitively expensive);

              (e)       notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the Purchaser of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

              (g)       enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares);

              (h)       make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

              (i)       otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company's first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

              (j)       permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included; and

              (k)       in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, the Company will use its best efforts promptly to obtain the withdrawal of such order. If any such registration or comparable statement refers to any holder by name or otherwise as the holder of any securities of the Company and if in its sole and exclusive judgment such holder is or might be deemed to be a controlling person of the Company, such holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such holder and presented to the Company in writing, to the effect that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of the Company's securities covered thereby and that such holding does not imply that such holder will assist in meeting any future financial requirements of the Company, (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such holder; provided that with respect to this clause (ii) such holder shall furnish to the Company an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to the Company.

       7.5       Registration Expenses. All expenses incident to the Company's performance of or compliance with this Article 7, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, and other Persons retained by the Company (all such expenses, other than discounts and commissions related to sales by the Purchaser, being herein called "Registration Expenses"), will be borne by the Company.

7.6 Indemnification.

              (a)       The Company agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, its partners, officers and directors and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

              (b)       In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder;

              (c)       Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

              (d)       The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company's indemnification is unavailable for any reason.

       7.7       Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such holder and such holder's intended method of distribution.

       7.8       Termination of Registration Rights. All registration rights granted under this Article 7 will expire if the Company is subject to the provisions of the Securities Exchange Act and all of the holder's Registrable Securities may be sold under SEC Rule 144 during any ninety-day period.

ARTICLE 8

MISCELLANEOUS

       8.1       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (a) the Company may not assign or transfer its rights hereunder or any interest herein or delegate its duties hereunder.

8.2 Modifications and Amendments. The provisions of this Agreement may be modified, waived or amended, but only by a written instrument signed by the Company and the Purchaser.

       8.3       No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that the Purchaser or any holder of Warrants or Underlying Common Stock would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing, and shall be effective only to the extent in such writing specifically set forth.

       8.4       Fees and Expenses. At the Closing, the Company shall pay to Roaring Fork, $25,000 (less amounts previously paid) as partial reimbursement of such Purchaser's legal fees in connection with the preparation of the Purchase Documents and other expenses, it being understood that counsel for each Purchaser has only rendered legal advice to such Purchaser, and not to the Company or any other Purchaser in connection with the transactions contemplated hereby, and that each of the Company and each Purchaser has relied for such matters on the advice of its own respective counsel. Except as specified in the immediately preceding sentence, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Purchase Documents.

       8.5       Reimbursement of Expenses-Enforcement and Collection. The Company upon demand shall pay or reimburse the Purchaser for all fees and expenses incurred or payable by the Purchaser (including, without limitation, reasonable fees and expenses of counsel for the Purchaser), from time to time arising in connection with the enforcement of this Agreement.

       8.6       Notices. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing (including telecopy, but in such case, a confirming copy will be sent by another permitted means) and mailed via certified mail, telecopied or delivered by guaranteed overnight parcel express service or courier to the respective parties, as follows:

                  to the Company or the Principal Shareholders:

                  ADS Media Group, Inc.

                  12758 Cimarron Path, Ste. B-128

                  San Antonio, TX 78249-3426

                  Fax: 210-655-6269

                  with a copy to:

                  Lee Polson

                  Strasburger & Price, LLP

                  600 Congress Avenue, Suite 1600

                  Austin, TX 7801

                  Fax: 512-499-3660

                            and

                  To the Purchasers and their respective counsel at the addresses set forth below their                   signatures;

or in accordance with any subsequent written direction from the recipient party to the sending party. All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon delivery if delivered by courier or overnight parcel express service; in the case of certified mail, three (3) Business Days after the date sent; or in the case of telecopy, when received.

       8.7       Survival. All representations, warranties, covenants and agreements of the Company contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement, the Closing and the purchase and delivery of the Common Stock and Warrants.

       8.8       Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to conflict of laws principles. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Colorado located in the City and County of Denver and the United States District Court for the District of Colorado for the purpose of any suit, action, proceeding or judgment relating or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

       8.9       Jury Trial Waiver. THE COMPANY AND THE PURCHASER HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

       8.10       Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser will be entitled to specific performance under the Purchase Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

       8.11       Limitation of Liability. Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that the liability of the Purchaser arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Purchaser, and that no trustee, officer, other investment vehicle or any other Affiliate of such Purchaser or any investor, partner, shareholder or holder of shares of beneficial interest of such Purchaser shall be personally liable for any liabilities of such Purchaser.

       8.12       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

8.13 Headings. Article, section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

       8.14       Counterparts. This Agreement may be executed in any number of counterparts and by any party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

       8.15       Integration. This Agreement and the other Purchase Documents set forth the entire understanding of the parties hereto with respect to all matters contemplated hereby and supersede all previous agreements and understandings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof.

       8.16       Independent Nature of Purchaser Obligations and Rights. Each Purchaser acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision and that in connection with its investigation and its investment decision (i) such Purchaser has not relied on any representation by or on behalf of the Company not set forth in the SEC Reports or in this Agreement, and (ii) such Purchaser has not relied on the fact that any other Person has decided to invest in the Offering.

[remainder of page intentionally left blank; signature page follows]

SIGNATURE PAGE TO
COMMON STOCK AND WARRANT PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

ADS MEDIA GROUP, INC., a Utah corporation

By:
Name:
Title:

PRINCIPAL SHAREHOLDERS

Clark R. "Dub" Doyal

James D. "Jim" Schell

PURCHASER:

ROARING FORK CAPITAL SBIC, L.P.

By:
Name: G. Michael Machens
Title: Manager of Roaring Fork Capital
Management, LLC, Partner

Investment Amount: $2,000,000
Shares of Common Stock:
Warrants to Purchase Shares of Common Stock:

Address for Notices to:
Roaring Fork Capital SBIC, L.P.
5350 S. Roslyn St., Ste. 380
Greenwood Village, CO 80111
Fax: (303) 694-1181

With a copy to its counsel:
Patton Boggs, LLP
1660 Lincoln Street, Suite 1900
Denver, Colorado 80264
Attn: Robert M. Bearman, Esq.
Fax: (303) 894-9239

SIGNATURE PAGE TO
COMMON STOCK AND WARRANT PURCHASE AGREEMENT
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

ADS Media Group, Inc.
a Utah corporation

By:
Name:
Title:

PURCHASER:

By:
Name:
Title:

Investment Amount:
Shares of Common Stock:
Warrants to Purchase Shares of Common Stock:

Address for Notices to:

Fax:

With a copy to its counsel:

Fax:

First Amendment to
Common Stock and Warrant Purchase Agreement

WHEREAS, ADS Media Group, Inc. (the "Company"), Clark R. "Dub" Doyal and James D "Jim" Schell (the Principal Shareholders"), Roaring Fork Capital SBIC, L.P. and the other persons set forth on the signature page (collectively, the "Purchasers") entered into a Common Stock and Warrant Purchase Agreement effective as of June 16, 2006 (the "Agreement"); and

WHEREAS, the partners desire to amend certain portions of the Agreement.

The parties hereto, in consideration of the premises and their mutual covenants and agreements herein set forth and intending to be legally bound hereby, covenant and agree as follows:

Section 6.4(b) is hereby deleted in its entirety and the following substituted therefor:

       (b)       Issuances to Optionees. Issue to employees or consultants shares of Common Stock (except pursuant to exercises of options granted prior to the Closing Date and except pursuant to options to purchase 5,301,681 shares at $0.13 per share to be issued to the employees on or about the Closing Date as set forth in Schedule 3.1(c)(viii)) or Options in excess of an amount equal to 40% of the Common Stock outstanding immediately after the final closing of the Offering (21,035,266 shares if all of the securities are sold in the Offering) (the "Option Pool"), of which 20% of the Option Pool (4,207,054 shares if all of the securities are sold in the Offering) would be available for grant to existing and new employees other than executive management only, without first obtaining the consent of the then holders of a majority of Registrable Securities. Such consent will not be necessary if: (i) the Common Stock trades on Nasdaq or a national securities exchange at a price above $.50 for a period of 30 consecutive Trading Days and the average daily per share volume of the Common Stock on Nasdaq or the exchange for the 30 Trading Days is in excess of 200,000 shares; and (ii) a current registration statement is then in effect for the resale of the Purchaser's Common Stock and the Underlying Common Stock. Options to purchase an aggregate maximum of 80% of the Option Pool (16,828,212 shares if all of the securities are sold in the Offering) shares will be available for grants to the Principal Shareholders based on obtaining specific milestones as set forth in the Milestone Schedule attached hereto. The option agreements for the Options granted to the Principal Shareholders may not be amended without the consent of the holders of a majority of Registrable Securities.

The following Section 6.4(d) is added as follows:

       (d)       Issuances of Debt or Senior Securities. Authorize or issue, or obligated itself to issue, any other equity security of the Company (including any debt instrument or security convertible into or exercisable for any equity security) senior to the Common Stock as to dividend rights, redemption rights, conversion rights, liquidation preferences, voting rights or protective rights, without first obtaining the consent of the holders of a majority of the Registrable Securities.

Except as modified by this First Amendment, all terms of the Agreement shall remain in full force and effect without modification.

       This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same Agreement.

Capitalized terms not otherwise defined herein have the respective meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this First Amendment effective as of the 16th day of June, 2006.

COMPANY	PRINCIPAL SHAREHOLDERS
ADS MEDIA GROUP, INC.

By:
Name:	Clark R. "Dub" Doyal
Title

James D. "Jim" Schell

PURCHASER
ROARING FORK CAPITAL SBIC, L.P.

By:
Name: G. Michael Machens
Title: Manager of Roaring Fork Capital
Management, LLC, Partner

Address for Notices to:
Roaring Fork Capital SBIC, L.P.
5350 S. Roslyn St., Ste. 380
Greenwood Village, CO 80111